                    GREAT AMERICAN FINANCIAL RESOURCES, INC.
                            EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                Year Ended December 31,
                                       ------------------------------------
                                        2001     2000    1999    1998    1997
                                       ------    ----    ----    ----    ----
Income before income taxes,
  extraordinary items and
  accounting changes                   $ 59.9   $81.1   $92.0  $143.9  $103.4
Plus dividends from affiliate             0.0     0.0     0.5     0.5     0.5
Plus minority interest in
  subsidiaries having fixed
  charges                                 0.0     0.0     1.0     0.0     0.2
Fixed charges:
  Interest and other debt
    expenses                             10.8    13.8    11.9    10.8     8.9
 Preferred dividends of
    subsidiary trusts                    17.1    18.4    18.6    19.0    15.5
 One-third of rentals                     1.8     2.0     1.9     1.7     1.0
                                       ------  ------  ------  ------  ------
     Subtotal                          $ 89.6  $115.3  $125.9  $175.9  $129.5
                                       ======  ======  ======  ======  ======

Interest on annuities                   294.7   293.1   262.6   261.7   278.8
                                       ------  ------  ------  ------  ------
     Total                             $324.4  $408.4  $388.5  $437.6  $408.3
                                       ======  ======  ======  ======  ======

Fixed charges:
  Interest and other debt
    expenses                           $ 10.8  $ 13.8  $ 11.9  $ 10.8    $8.9
  Preferred dividends of
   subsidiary trusts                     17.1    18.4    18.6    19.0    15.5
  One-third of rentals                    1.8     2.0     1.9     1.7     1.0
                                       ------  ------  ------  ------  ------
      Subtotal Fixed Charges           $ 29.7  $ 34.2  $ 32.4  $ 31.5  $ 25.4
                                       ======  ======  ======  ======  ======

Interest on annuities                   294.7   293.1   262.6   261.7   278.8
                                       ------  ------  ------  ------  ------
      Total Fixed Charges              $324.4  $327.3  $295.0  $293.2  $304.2
                                       ======  ======  ======  ======  ======

Ratio of earnings to fixed
  charges:

    Ratio of earnings to
      fixed charges                      1.2     1.3     1.3      1.5     1.3
    Excluding interest on
      annuities*                         3.0     3.4     3.9      5.6     5.1

Earnings in excess of fixed
  charges                              $59.9  $ 81.1  $ 93.5   $144.4  $104.1
                                       =====  ======  ======   ======  ======

   * While this ratio is not required or encouraged  by Securities  and Exchange
     Commission  rules,  management  believes  that this ratio is  meaningful to ratings  agencies,  analysts and  shareholders who focus on holding company financial strength and operating performance.